Exhibit 23.2

WHITLEY PENN
CPAs and Professional Consultants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form SB-2, Amendment No. 3, of our report dated March 10, 2006, with respect to our audit of the consolidated balance sheets of Oak Hills Drilling and Operating International, Inc. as of December 31, 2005 and 2004, and related consolidated statements of operations, stockholders' deficit, and cash flows for the years then ended, which report appears in the Prospectus, and is part of this Registration Statement.

/s/ Whitley Penn LLP

Dallas, Texas
September 27, 2006

5420 LBJ Freeway, Suite 1440, Dallas, Texas 75240 (972) 392-6600 fax (972) 392-6601